Exhibit 3.1

CERTIFICATE OF AMENDMENT

to the

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

TOPBUILD CORP.

Pursuant to and in accordance with Section 242 of the Delaware General Corporation Law, TopBuild Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.                                      Article 5 of the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), is hereby amended and restated in its entirety to read as follows:

“Article 5
BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than a majority of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.”

2.                                      Section 9.01, Section 9.02 and Section 9.03 of Article 9 of the Certificate are hereby amended and restated in their entirety to read as follows:

“Section 9.01                     Limited Liability.  A member of the Board of Directors of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Delaware Law, or (iv) for any transaction from which such director derived an improper personal benefit.  If Delaware Law hereafter is amended to authorize the further limitation or elimination of the liability of directors, then the liability of a member of the Board of Directors of the Corporation, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by Delaware Law.

Section 9.02.                         Right to Indemnification.  (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a member of the Board of Directors or officer of the Corporation or is or was serving at the request of the Corporation as a member of the board of directors or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith.  The Corporation shall indemnify such director or officer in connection with an action, suit or proceeding (other than an action, suit or proceeding to enforce indemnification rights provided for herein or elsewhere) initiated by such director or officer only if such action, suit or proceeding was authorized by the Board of Directors.  The right to indemnification conferred in this Article 9 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition; provided, however, that, if the Delaware Law requires, the payment of such expenses incurred by such director or officer in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person) in advance of the final disposition of an action, suit or proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such member of the Board of Directors of the Corporation or any subsidiary of the Corporation or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified for such expenses under this Article 9 or otherwise. The right to indemnification conferred in this Article 9 shall be a contract right.

(b)                                 The Corporation may, by action of its Board of Directors, provide indemnification and advancement of expenses to such employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

Section 9.03.                         Insurance.  The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a member of the Board of Directors of the Corporation, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a member of the board of directors, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.”

3.                                      Article 11 of the Certificate is hereby amended and restated in its entirety to read as follows:

“Article 11
AMENDMENTS

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.  Except as otherwise set forth in this Certificate of Incorporation, no provision of this Certificate of Incorporation may be adopted, amended or repealed, unless such action is approved by the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.”

4.                                      The foregoing amendments have been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its undersigned officer this 29th day of April, 2019.

TOPBUILD CORP.

By:	/s/ Joe Jacumin
Joe Jacumin, Assistant Secretary